Exhibit 8.2

Newbelco SA/NV Rue Royale 97, 4th floor 1000 Brussels Belgium			BRUSSELS Bastion Tower Place du Champ de Mars/ Marsveldplein 5 B-1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7260
	F	+	32 2 504 7200
	Direct F	+	32 2 404 7260
	E		Axel.Haelterman@freshfields.com
	W		freshfields.com
DOC ID
	OUR REF		AXH
YOUR REF
	CLIENT MATTER NO		115646 0081

26 August 2016

Dear Sirs,

Re:	Registration under the Securities Act of 1933 of up to 227,681,654 ordinary shares to be issued by Newbelco SA/NV

1.    We have acted as Belgian legal counsel to Newbelco SA/NV, a Belgian limited liability company (société anonyme/naamloze vennootschap) with registered office at Rue Royale 97, 4th floor, 1000 Brussels (Belgium) (Newbelco), in connection with, inter alia, the registration statement on Form F-4, filed on the date hereof by Newbelco (the Registration Statement) with the United States Securities and Exchange Commission (the SEC) under the United States Securities Act of 1933, as amended (the Securities Act), for the registration of 227,681,654 ordinary shares without nominal value in the share capital of Newbelco (the Ordinary Shares) to be issued, as part of the Transaction, to (i) holders of the outstanding ordinary shares without nominal value of AB InBev and (ii) holders of AB InBev ordinary shares in the form of AB InBev ADSs, in each case based on the exchange ratio of one ordinary share of Newbelco to be issued for each and every AB InBev ordinary share pursuant to the Belgian Merger (the Exchange Ratio).

Capitalised terms used but not defined in this opinion have the meaning given to them in the Registration Statement.

We have been asked to render an opinion as to the matters of Belgian law set out below, in connection with the Registration Statement.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS or at the above address. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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Documents Reviewed

2.    In rendering the opinion expressed in this letter, we have examined only the section headed “Material Tax Consequences of the Transaction – Belgian Tax Considerations” of the Registration Statement (the Document).

Limitations

3.    This opinion is subject to the following limitations:

(a)	this opinion is confined to the laws of Belgium and, insofar as they are directly applicable in Belgium, the European Union, all as they stand as at the date hereof and as such laws are currently interpreted by the courts of Belgium (Belgian law); accordingly, we express no opinion with regard to any other system of law (including the law of jurisdictions other than Belgium in which our firm has an office), even in cases where, under Belgian law, any foreign law should be applied, and we therefore assume that any applicable law (other than Belgian law) would not affect or qualify the opinions as set out below;

(b)	we have not been responsible for investigating or verifying the accuracy of the facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any document, or for verifying that no material facts or provisions have been omitted therefrom; nor have we verified the accuracy of any assumption made in this opinion letter;

(c)	Belgian legal concepts are expressed in English terms and not in their original Dutch or French terms; the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions; accordingly, any issues of interpretation arising in respect of the issuance of the Ordinary Shares, the agreements and documents relating thereto and this present opinion will be determined by the Belgian courts in accordance with Belgian law, and we express no opinion on the interpretation that the Belgian court may make of any such expressions or descriptions; and

(d)	this opinion speaks as of the date hereof; no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion in any respect.

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Assumptions

(a)	that the statements of fact and information contained in the Document are accurate and complete and have not since the time of such information was obtained, been altered;

(b)	that the Document examined by us in draft form has been and will be executed in the form and sequence of the drafts examined by us;

(c)	that, on the date of this letter, Newbelco (i) has not been dissolved nor resolved to enter into liquidation and (ii) has not been declared bankrupt nor filed an application for bankruptcy or a proceeding of judicial reorganisation (“réorganisation judiciaire / gerechtelijke reorganisatie”); although such searches may not be conclusive, the publications in the annexes to the Belgian Official Gazette and our searches dated 25 August 2016 with the Clerk’s office of the Commercial Court of Brussels did not reveal the occurrence of any of these events;

(d)	that the Belgian Merger and the issue of the Ordinary Shares will be approved by all corporate action of each of the entities involved, including the AB InBev Resolutions at the AB InBev General Meeting and the Newbelco Resolutions at the Newbelco General Meeting; and

(e)	that the Deed of Merger will be passed before a Belgian notary and become fully effective in accordance with its terms.

Opinion

4.    We have participated in the preparation of the discussion set forth in the section entitled “Material Tax Consequences of the Transaction – Belgian Tax Considerations” in the Registration Statement. We hereby confirm to you that such discussion of those consequences, subject to the qualifications, exceptions, assumptions and limitations described therein, is our opinion and is accurate in all material respects.

Benefit of the opinion

5.    This opinion is addressed to you in relation to and as an exhibit to the Registration Statement and, except with our prior written consent, is not to be transmitted or disclosed to any other person, other than as an exhibit to the Registration Statement and is not to be used or relied upon by you or by any other person for any purpose other than in connection with the filing of the Registration Statement.

6.    We hereby consent to the filing of this Belgian tax opinion letter as an exhibit to the Registration Statement and to the references to Freshfields Bruckhaus Deringer LLP under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Governing law

7.    This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by Belgian law. This opinion is given in accordance with the rules and standards of the Brussels Bar.

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Yours faithfully,

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

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